EXHIBIT 5.1

Cane Clark llp	3273 E. Warm Springs Las Vegas, NV 89120

Kyleen E. Cane*	Bryan R. Clark^	Telephone:	702-312-6255
Chad Wiener+	Scott P. Doney~	Facsimile:	702-944-7100
Joe Laxague~		Email:	bclark@caneclark.com
November 29, 2006
VIASPACE Inc.
171 North Altadena Drive
Suite 101
Pasadena, CA 91107
Ladies and Gentlemen:
       We have acted as counsel to VIASPACE Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the sale by the selling security holders referred to in the Registration Statement of up to 64,710,028 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including (i) 862,919 shares of Common Stock (the “Issued Shares”) issued pursuant to the standby equity distribution agreement, dated November 2, 2006, between the Company and Cornell Capital Partners, LP (the “Standby Equity Distribution Agreement”), (ii) up to 45,482,110 shares of Common Stock issuable pursuant to the Standby Equity Distribution Agreement, (iii) 17,364,999 shares of Common Stock issuable upon conversion of the secured convertible debentures (the “Debentures”) and exercise of the warrants (the “SPA Warrants”) issued and issuable pursuant to the securities purchase agreement, dated November 2, 2006, by and among the Company and Cornell Capital Partners, LP, and (iv) 1,000,000 shares of Common Stock issuable upon exercise of warrants (together with the SPA Warrants, the “Warrants”) issued pursuant to the consulting agreement, dated August 16, 2005, between the Company and Synthetic/A/(America) Ltd.
       In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof, resolutions of the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We express no opinion concerning the law of any jurisdiction other than the State of Nevada.
       On the basis of the foregoing, we are of the opinion that (i) the Issued Shares have been duly and validly authorized for issuance and are validly issued, fully paid, and non-assessable by the Company under the laws of the State of Nevada, and (ii) the Shares issuable pursuant to the terms of the Standby Equity Distribution Agreement, the Debentures, and the Warrants, when and if issued in accordance with the terms thereof, will be duly and validly authorized for issuance and validly issued, fully paid, and non-assessable by the Company under the laws of the State of Nevada.
       We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, because we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Bryan R. Clark, Esq.